Exhibit 99.1

NASDAQ: OMRI
OMRIX Biopharmaceuticals, Inc.
630 5th Avenue, 22nd Floor, New York, NY 10111
Main: (212) 887-6500
www.omrix.com

OMRIX Biopharmaceuticals Announces Third Quarter 2006 Financial Results
Reports $0.53 Diluted EPS; Increases Full Year 2006 EPS Guidance to a Range of $1.40 to $1.45
New York, NY, November 7, 2006 — OMRIX Biopharmaceuticals Inc. (“OMRIX” or the “Company”) (NASDAQ: OMRI), a commercial-stage biopharmaceutical company that develops and markets biosurgical and antibody-based products, today announced financial results for the third quarter ended September 30, 2006.
Third Quarter 2006 and Recent Highlights:
•	Total revenues of $18.3 million, a 137% increase over the three months ended September 30, 2005
•	Diluted EPS of $0.53, compared to a loss of $0.03 in the third quarter of 2005
•	BLA submission for Thrombin stand-alone product on November 6, 2006
•	Addition of two development programs to biosurgery pipeline in anti-adhesion and spine
•	Long term supply agreement with Talecris Biotherapeutics, Inc. for the supply of cryoprecipitate
•	Cooperative Research and Development Agreement (CRADA) with NIH to develop avian influenza (bird flu) immunoglobulin
•	Initiation of a new manufacturing plant project in Israel
Third Quarter Financial Results
Total revenues for the third quarter of 2006 increased to $18.3 million, a 137% increase from $7.7 million in the third quarter of 2005.
Product sales from biosurgery and antibody product lines increased 191% to $17.3 million ($3.5 million from biosurgery products and $13.8 million from antibody products) from $5.9 million ($2.2 million from biosurgery products and $3.7 million from antibody products) in the comparable quarter in 2005, with biosurgery product sales increasing by 57%. These results are mainly attributable to VIG sales in the amount of $8 million, an increase in the volume of unit sales of Evicel, Crosseal and Quixil, the Company’s marketed fibrin sealant products, and increased units sales and price per unit of IVIG.
Gross profit for the third quarter was $10.9 million, or 59% of total revenues, compared to $2.0 million, or 26% of total revenues, in the corresponding quarter of 2005.
Research and development expenses for the third quarter of 2006 were $1.0 million compared to $602,000 in the third quarter of 2005. Selling, marketing, general and administrative expenses increased to $2.4 million in the third quarter of 2006 compared to $1.6 million in the third quarter of 2005 due to an increase in business development costs and new employee hires as well as an increase in legal and other expenses related to being a public company.
Net income for the third quarter of 2006 was $8.1 million, or $0.53 per share on a diluted basis, versus a loss of $321,000, or a loss of $0.03 per share on a diluted basis, in the third quarter of 2005.
“We continue to see growth in each of our business lines and are pleased to deliver an additional quarter of strong revenue growth,” stated Robert Taub, President and CEO of OMRIX. “We believe we will obtain approval of Evicel for peripheral vascular (PV) surgery in the first half of 2007 and a general hemostasis indication for Evicel and approval for thrombin in the second half of 2007, which will expand our current

NASDAQ: OMRI
OMRIX Biopharmaceuticals, Inc.
630 5th Avenue, 22nd Floor, New York, NY 10111
Main: (212) 887-6500
www.omrix.com

product offerings and penetration of the biosurgery market. The product candidates in our antibody pipeline are advancing through their clinical stages and widen our hyperimmune franchise offering to include our High Titer Vaccinia Immunoglobulin, or HT-VIG, and West Nile Fever Immunoglobulin, or WNIG, which will add to our Hepatitis B Immunoglobulin, or HBIG, and Vaccinia Immunoglobulin, or VIG, products that we currently market.”
As of September 30, 2006, the Company had 14,885,868 shares of outstanding common stock. Cash, cash equivalents and short term investments totaled $40.5 million and total debt was approximately $1.4 million.
Upcoming Milestones
We anticipate the following milestones in our biosurgical product line before the 2006 year end:
•	Evicel — second-generation fibrin sealant: Complete Phase III kidney surgery clinical trial enrollment. This is the last of three pivotal clinical trials needed to file for a general hemostasis indication

•	Anti Adhesion: Submit a U.S. Investigational New Drug (IND) application
We anticipate the following milestones in our antibody product line before the 2006 year end:
•	West Nile Immunoglobulin (WNIG) — for the treatment of West Nile fever: Complete Phase 1/2 clinical trial enrollment

•	High Titer Vaccinia Immunoglobulin (HT-VIG): Complete 3 pre-clinical studies
Full Year 2006 Guidance
For the full year 2006, the Company is increasing its EPS guidance to be in the range of $1.40 to $1.45. The Company is also increasing its guidance of expected product sales revenues to be in the range of $54.0 million to $55.0 million.
Conference Call Information
OMRIX will host a conference call to discuss these financial results today, Tuesday, November 7, 2006, at 10:00 a.m. Eastern time. To access the live telephonic broadcast, U.S. callers should dial (800) 810-0924; international callers may dial (913) 981-4900. A live audio webcast of the call will be available via the Investor Relations section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.
An audio replay of the conference call will be available from 1:00 p.m. ET on Tuesday, November 7, 2006 through 11:59 p.m. ET on Tuesday, November 14, 2006 by dialing (888) 203-1112 from the U.S. or (719) 457-0820 when calling internationally, and entering confirmation code 4696955. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days. The financial results press release will also be accessible on the company’s website at www.omrix.com.
About OMRIX Biopharmaceuticals, Inc.
OMRIX, a commercial-stage biopharmaceutical company, develops and markets innovative biosurgical and antibody-based products, utilizing its proprietary protein purification technology and manufacturing know-how. As part of its business strategy, OMRIX commercializes certain biosurgical products through

NASDAQ: OMRI
OMRIX Biopharmaceuticals, Inc.
630 5th Avenue, 22nd Floor, New York, NY 10111
Main: (212) 887-6500
www.omrix.com

collaborations with companies whose marketing and sales expertise are a complement to OMRIX’s own areas of specialty. OMRIX’ novel and easy-to-use fibrin patch, a biological-device convergence product candidate, addresses unmet medical needs. For more information, please visit: www.omrix.com.
Safe Harbor Statement
This press release contains forward-looking statements. Forward-looking statements provide the company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the company’s filings with the SEC, including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Prospectus as filed with the Securities and Exchange Commission on April 21, 2006 and the company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.
OMRI-G
Contact:

For Investors:
Michael Burshtine	Francesca M. DeMartino
SVP, Chief Financial Officer	Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.	OMRIX Biopharmaceuticals, Inc.
(212) 887-6500; mike.burshtine@omrix.com	(212) 887-6510; francesca.demartino@omrix.com
For Media:
Francesca T. DeVellis
Feinstein and Kean Healthcare
(617) 577-8110; francesca.devellis@fkhealth.com

NASDAQ: OMRI
OMRIX Biopharmaceuticals, Inc.
630 5th Avenue, 22nd Floor, New York, NY 10111
Main: (212) 887-6500
www.omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	December 31,	September 30,
	2005	2006
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,494	$19,438
Short-term investments	—	21,025
Trade receivables, net of allowance for doubtful accounts of $22 and $31 at December 31, 2005 and September 30, 2006, respectively	5,344	10,998
Prepaid expenses and other current assets	2,200	1,667
Inventory	6,793	15,354

Total current assets	20,831	68,482

Long-term receivables	404	1,533

Property, plant and equipment, net	4,352	5,863

Deferred charges and other intangible assets	703	512

Total assets	$26,290	$76,390

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Short-term credit from banks and current maturities of long-term loans	$5,079	$789
Accounts payable and accruals:
Trade	6,589	6,565
Other	1,773	3,081
Deferred revenues	3,912	10,536

Total current liabilities	17,353	20,971

Long-term liabilities:
Long-term loans, net of current maturities	3,878	581
Convertible promissory notes	2,148	—
Deferred revenues	7,526	8,832
Other long-term liabilities	948	998

Total long-term liabilities	14,500	10,411

Total liabilities	31,853	31,382

Commitments and contingent liabilities
Stockholders’ equity (deficiency):
Common stock of $0.01 par value—
Authorized: 14,545,454 and 43,636,364 shares at December 31, 2005 and at September 30, 2006, respectively; Issued: 10,885,996 and 14,892,993 shares at December 31, 2005 and September 30, 2006, respectively; Outstanding: 10,878,871 and 14,885,868 shares at December 31, 2005 and September 30, 2006, respectively;	109	149
Preferred stock of $0.01 par value—
Authorized: 909,090 and 7,272,727 shares at December 31, 2005 and at September 30, 2006, respectively; Issued and outstanding: None at December 31, 2005 and September 30, 2006;	—	—
Additional paid-in capital	87,314	122,621
Deferred stock-based compensation	(104)	—
Treasury stock, at cost (7,125 shares at December 31, 2005 and September 30, 2006)	(44)	(44)
Accumulated other comprehensive loss	(766)	(2,314)
Accumulated deficit	(92,072)	(75,404)

Total stockholders’ equity (deficiency)	(5,563)	45,008

Total liabilities and stockholders’ equity (deficiency)	$26,290	$76,390

NASDAQ: OMRI
OMRIX Biopharmaceuticals, Inc.
630 5th Avenue, 22nd Floor, New York, NY 10111
Main: (212) 887-6500
www.omrix.com

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues:
Product sales	$6,435	$17,269	$16,019	$41,241
Development revenues and grants	1,290	1,070	3,152	4,480

Total revenues	7,725	18,339	19,171	45,721
Cost of revenues:
Product sales	4,557	6,658	12,927	17,560
Development revenue and grants	1,147	777	2,641	3,016

Total cost of revenues	5,704	7,435	15,568	20,576

Gross profit	2,021	10,904	3,603	25,145
Research and development, clinical and regulatory expenses, net	602	1,000	1,709	2,590
Selling, marketing, general and administrative expenses	1,615	2,419	4,717	7,140

Operating income (loss)	(196)	7,485	(2,823)	15,415
Financial income (expenses), net	(125)	633	(24,982)	458
Other income	—	5	—	795

Net income (loss)	$(321)	$8,123	$(27,805)	$16,668

Accrued dividend and induced conversion of Preferred stock and warrants	—	—	6,491	—
Net income (loss) for common stockholders	$(321)	$8,123	$(21,314)	$16,668

Net income (loss) per share—
Basic net income (loss) per share of common stock	$(0.03)	$0.54	$(2.04)	$1.26

Diluted net income (loss) per share of common stock	$(0.03)	$0.53	$(2.48)	$1.23

Weighted average number of shares of common stock outstanding during the period used to compute basic net income (loss) per share	10,871,295	14,922,232	10,460,082	13,260,395

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income (loss) per share	10,871,295	15,287,215	10,481,062	13,553,702

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